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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington D.C. 20549


FORM 5                                                  OMB APPROVAL
                                                ----------------------------
[_] Check box if no longer subject              OMB NUMBER:       3235-0362
    to Section 16. Form 4 or Form 5             Expires:  December 31, 2001
    obligations may continue. See               Estimated average burden
    Instruction 1(b).                           hours per response .....1.0
                                                ----------------------------

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported


            ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

          Filed pursuant to Section 16(a) of the Securities Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

    Mello                             Joseph
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        (Last)                      (First)                        (Middle)

    21250 Hawthorne Boulevard #800
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                                   (Street)

    Torrance                         CA                               90503
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol

    DVA

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3.  I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4.  Statement for Month/Year

    12/31/2000
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5.  If Amendment, Date of Original (Month/Year)


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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

            ______ Director                   ______ 10% Owner

              X    Officer                    ______ Other
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                   (give title below)                (specify below)

                           Chief Operating Officer
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7.   Individual or Joint/Group Reporting

                               (check applicable line)
               X
            ______ Form Filed by One Reporting Person

            ______ Form Filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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
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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of     6. Owner-    7.   Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities       ship           of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially     Form:          direct
                                (Month/      (Instr. 8)  ----------------------         Owned at         Direct         Bene-
                                Day/                             (A) or                 end of           (D) or         ficial
                                Year)                     Amount (D)        Price       Issuer's         Indirect       Owner-
                                                                                        Fiscal year      (I)            Ship
                                                                                        (Instr.3 and 4) (Instr.4)       (Instr.4)
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

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


*If the form is filed by more than one reporting person, see instruction
4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                 SEC 2270 (3-99)
                                                                     Page 1 of 2

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FORM 5 (continued)

Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

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

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Options (16b-3 Plan)                $7.0625              9/14/00                  A                      50,000
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
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6. Date Exer-          7. Title and Amount of       8. Price    9. Number        10. Owner-    11. Na-
   cisable and            Underlying Securities        of          of Deriv-         ship Form     ture
   Expiration             (Instr. 3 and 4)             Deriv-      ative             of De-        of In-
   Date                                                ative       Secur-            rivative      direct
   (Month/Day/                                         Secur-      ities             Secu-         Bene-
   Year)                                               ity         Bene-             rity:         ficial
                                                      (Instr.      ficially          Direct        Owner-
                                                       5)          Owned             (D) or        ship
                                                                   at End            Indi-         (Instr.
                                                                   of Year           rect (I)      4)
                                                                   (Instr. 4)        (Instr. 4)
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Date     Expira-                 Amount or
Exer-    tion      Title         Number of
cisable  Date                    Shares

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

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(1)     9/14/05    Common Stock  50,000                             50,000          D
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

Explanation of Responses:

(1) The indicated option vests at 25% per year, such that 12,500 shares shall vest on each of the following dates: 9/14/01, 9/14/02, 9/14/03 and 9/14/04.

                             /s/ Joseph Mello                  February 13, 2001
                             -------------------------------  ------------------
                              **Signature of Reporting Person        Date


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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